                                                                       EXHIBIT 5

                                 March 26, 2002

THQ Inc.
27001 Agoura Road, Suite 325
Calabasas Hills, California 91301

Ladies and Gentlemen:

               We have acted as counsel for THQ Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, (the "Act") pursuant to the above-captioned registration statement (the "Registration Statement"), relating to the registration of the offer and sale from time to time, by the selling securityholders named therein of 896,703 shares (the "Shares") of common stock, par value $0.01 per share, (the "Common Stock") of the Company consisting of: (i) 858,203 issued and outstanding Shares (the "Outstanding Shares") and (ii) 38,500 Shares (the "Issuable Shares") issuable in accordance with Section 4.5 of the Agreement of Merger dated as of December 21, 2001 among the Company, Rainbow Acquisition Company, the Stockholders' Representative, the Effective Time Stockholders and Rainbow Multimedia Group, Inc. (the "Merger Agreement") and pursuant to the Royalty Participation Agreement dated as of December 21, 2001 among Rainbow Multimedia Group, Inc., Earl Jarred, Mark DeSimone, Jeff Padden, Jock Patton, Tony Stutterheim, Bruce Hall, Rick Baltman, and Digital Dream Studios (the "Royalty Agreement") together with the 896,703 preferred share purchase rights (the "Rights") associated with the Shares. The terms of the Rights are set forth in the Amended and Restated Rights Agreement, dated as of August 22, 2001, between the Company and Computershare Investor Services, LLC, as rights agent (the "Rights Agreement").

               In rendering the opinions contained herein, we have examined originals, or copies of originals certified to our satisfaction, of (i) the certificate of incorporation and bylaws of the Company, each as currently in effect, (ii) the Registration Statement (iii) a specimen certificate representing the Common Stock, (iv) certain resolutions adopted by the Board of Directors of the Company relating to the issuance and sale of the Shares and Rights and related matters. We have also examined originals, or copies of originals certified to our satisfaction, of such other agreements and documents, certificates and other statements of governmental officials, corporate records and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.

               In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, the conformity with the original document of any copy thereof submitted to us and the authenticity of the original of such copy. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform obligations thereunder, and we have also assumed the due authorization by all required action, corporate or other, and execution and delivery by such parties of such document and the validity and binding effect thereof. As to any and all facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others. In rendering the opinions set forth below, we have further assumed that the certificates representing the Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and will conform to the specimen thereof examined by us.

               Based upon, and subject to, the foregoing, we are of the opinion that:

               1. The Outstanding Shares have been validly issued and are fully paid and nonassessable.

               2. The Right associated with each Outstanding Share has been validly issued. The Right to be associated with each Issuable Share will be validly issued when such Right shall have been duly issued in accordance with the terms of the Rights Agreement and such associated Share shall have been duly issued as set forth in paragraph 3.

               3. The Issuable Shares, when issued in accordance with the terms of the Merger Agreement and the Royalty Agreement, and when certificates representing such shares have been duly executed and countersigned and duly delivered to the persons entitled thereto, will be validly issued, fully paid and nonassessable.

               We express no opinion herein as to any law other than the Delaware General Corporation Law (including the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) as in effect as of the date hereof, and we express no opinion as to any other law, statute, ordinance, regulation or rule.

               We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. This opinion letter is limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. The opinions expressed herein are given as of the date hereof and we assume no obligation to advise you of any change in any underlying fact or circumstance that may hereafter be brought to our attention or occur.

                                     Very truly yours,

                                     /s/ Sidley Austin Brown & Wood LLP
                                     Sidley Austin Brown & Wood LLP